  Exhibit 99.1

Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces First Quarter 2013 Financial Results

Posts Largest Quarterly Revenue in Cover-All History

MORRISTOWN, NEW JERSEY (May 14, 2013) – Cover-All Technologies Inc. (NYSE MKT: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended March 31, 2013.

Financial Highlights:

•

Total revenues for the quarter ended March 31, 2013 were $6.9 million, compared to $3.6 million for the same period in 2012, an increase of 93.9%, and the highest quarterly revenue in Cover-All history.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”*), a non-GAAP metric, was $1,996,694, or $0.08 per basic and diluted share, for the first quarter of 2013 compared to $(628,464), or $(0.02) per basic and diluted share, for the same period in 2012.

•

The Company’s balance sheet remains strong with stockholders’ equity at $14.0 million as of March 31, 2013.  The Company completed the quarter with $310,000 in cash and cash equivalents and $3.9 million in accounts receivable.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “We are pleased to report a very strong first quarter 2013 highlighted by quarterly revenues of $6.9 million, the largest quarterly revenue in Cover-All’s history.  In addition, we also generated earnings of $705,000, or $.03 per fully diluted share, for the first quarter of 2013 compared to a loss of $1.5 million, or ($.06) per fully diluted share, for the first quarter of 2012.

“We are especially proud of our revenue growth because it represents customer excitement and commitment to our new Cover-All products.  In a very competitive marketplace, three new customers and six existing customers have committed to our new Policy and insurance products solution in the last 9 months.  We believe our Policy product combined with our fully built out commercial insurance products (Auto, Package, Business owners and Workers Compensation) is the leader in Policy solutions that utilize modern technology.  Cover-All’s new DEV Studio, to be released soon, is designed to give customers the ability to build and maintain their insurance products.  It also enables customers to choose our full service model, do it themselves or any combination in between.  The rich functionality of our suite of products, modern technology and support options are creating real excitement in the marketplace as evidenced by our growth which we expect to continue.

“Cover-All is focused on taking advantage of emerging marketplace opportunities by creating innovative solutions for the property and casualty industry,  During the past few years we have strategically moved from a niche provider of legacy commercial policy systems to an organization that has totally replaced its technology while expanding its offerings through acquisition (Claims and Business Intelligence), development (Policy, Insurance products, Billing) and innovative technology tools (DEV Studio, Test Studio, Conversion Studio).  We continue to invest aggressively on new capabilities to attract additional customers, increase cross selling opportunities, and grow revenue.

“In addition to our development, we have also expanded our support services to serve our new and existing customers, and continued to invest in sales and marketing.  These expenditures for growth impact our bottom line.  For example, our amortization of capitalized software in Q1, 2013 was $1.1 million, or $.04 per fully diluted share, compared to $700,000, or $.03 per fully diluted share, in Q1, 2012, an increase of 48%, which was planned.

“Given our investment in software, we believe that EBITDA (a non GAAP measure) is a useful additional measure for profitability.  EBITDA for Q1, was strong at $2 million, or $.08 per fully diluted share, compared to an EBITDA loss of $(628,000), or $(0.02) per fully diluted share, in Q1, 2012.

“In sum, we have more to do but we are excited about the future,” concluded Mr. Roblin.

Recent Customer Announcements:

•

A large division of a nationally-known Tier 1 insurance company (name withheld in conformance with their corporate policy) selected Cover-All’s new Policy solution to support its substantial insurance program business in 51 U.S. jurisdictions. The multi-year agreement includes the upgrade licensing of Cover-All’s new Policy solution, several out-of-the-box, production-ready ISO insurance products (Commercial Automobile, Commercial Package including Property, General Liability, Inland Marine, Crime and Fidelity, and Massachusetts Automobile), and two custom insurance products (Umbrella and Professional Liability).

•

A Tier 1 multinational insurer (name withheld in conformance with their corporate policy) has selected Cover-All’s new Policy and Studio Products as an enterprise platform to handle the company’s strategic commercial lines business for their US Operations. Cover-All’s suite of products will function as the company’s singular policy platform for products and operations, including rating, quoting, underwriting, policy administration, document generation/management and distribution, while improving marketplace responsiveness, productivity and independent agent collaboration.  This newest customer will leverage Cover-All’s pre-built bureau products, as well as custom products on the comprehensive Cover-All Policy product. In addition to implementing Cover-All Policy, the company will utilize Cover-All Test Studio for automated testing and Cover-All Dev Studio, Cover-All’s rules and tools offering for self-configurability of insurance products.

Financial Results for the Quarter Ended March 31, 2013

Total revenues for the quarter ended March 31, 2013 were $6.9 million, compared to $3.6 million for the same period in 2012, an increase of 93.9%.  License revenue for the first quarter of 2013 was $3.6 million, compared to $130,000 for the same period in 2012.  Support Services revenue for the first quarter of 2013 was $2.0 million, essentially unchanged compared to $2.1 million for the same quarter last year.  Professional Services revenue for the first quarter of 2013 was $1.2 million, essentially unchanged compared to $1.3 million for the same quarter in 2012.

Total expenses (cost of revenue and operating expenses) for the three months ended March 31, 2013 increased to $6.1 million, from $5.0 million in the same quarter last year.  EBITDA was $2.0 million, or $0.08 per basic and diluted share (based on 26.0 million basic and 26.2 million diluted weighted average shares, respectively), for the first quarter of 2013, compared to $(628,000), or $(0.02) per basic and diluted share (based on 25.9 million basic and diluted weighted average shares), for the first quarter of 2012.  Net income for the three months ended March 31, 2013 was $705,000, or $0.03 per basic and diluted share (based on 26.0 million basic and 26.2 million diluted weighted average shares, respectively), compared to net loss of $(1.5) million, or $(0.06) per basic and diluted share (based on 25.9 million basic and diluted weighted average shares), in the same quarter of 2012.

Balance Sheet

Stockholders’ equity was $14.0 million as of March 31, 2013 compared to $13.1 million as of December 31, 2012.  Total assets increased to $21.1 million as of March 31, 2013 compared to $20.8 million as of December 31, 2012.  As of March 31, 2013, the Company had $310,000 in cash and cash equivalents and $3.9 million in accounts receivable.

Conference Call Information

Management will conduct a live teleconference to discuss its 2013 first quarter financial results at 4:30 p.m. EDT on Tuesday, May 14, 2013.  Anyone interested in participating should call 1-855-221-6715 if calling from the United States, or 1-540-318-1459 if dialing internationally.  A replay will be available until June 13, 2013, which can be accessed by dialing 1-855-859-2056 within the United States and 1-404-537-3406  if dialing internationally. Please use passcode 69481260 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com.

*Use of Non-GAAP Financial Measures

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance.  The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”) and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, EBITDA does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Cover-All, limiting their usefulness as comparative tools.  Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – the first to deliver PC-based commercial insurance rating and policy issuance software.  Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring its customers outstanding capabilities and value.  With its extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen, Insurance Policy Database™ (IPD) and PipelineClaimsTM are trademarks or registered trademarks of Cover-All Technologies Inc.  All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 29, 2013, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

The following is a summary of operating highlights for the three months ended March 31, 2013 and 2012, respectively, the consolidated balance sheet as of March 31, 2013 and 2012, respectively, and EBITDA reconciliation to net income for the three months ended March 31, 2013 and 2012, respectively:

Cover-All Technologies Inc. and Subsidiaries

Consolidated Statement of Operations

	Three months ended March 31,
	2013	2012
Revenues:	(unaudited)
Licenses	$ 3,623,249	$ 129,998
Support Services	2,022,963	2,140,177
Professional Services	1,239,621	1,281,919
Total Revenues	6,885,833	3,552,094
Cost of Revenues:
Licenses	1,452,107	987,770
Support Services	2,677,850	1,498,499
Professional Services	677,281	1,278,290
Total Cost of Revenues	4,807,238	3,764,559
Direct Margin	2,078,595	(212,465)
Operating Expenses:
Sales and Marketing	648,053	536,447
General and Administrative	577,029	421,481
Acquisition Costs	—	136,957
Research and Development	51,010	154,175
Total Operating Expenses	1,276,092	1,249,060
Operating Income (Loss)	802,503	(1,461,525)
Other (Income) Expense:
Interest Expense	92,511	—
Interest Income	—	(32)
Other Income	—	(98)
Total Other (Income)	92,511	(130)
Income (Loss) Before Income Taxes	709,992	(1,461,395)
Income Taxes (Benefit)	4,666	—
Net Income (Loss)	$ 705,326	$ (1,461,395)
Basic Earnings (Loss) Per Common Share	$ 0.03	$ (0.06)
Diluted Earnings (Loss) Per Common Share	$ 0.03	$ (0.06)
Weighted Average Number of Common Shares Outstanding for Basic Earnings (Loss) Per Common Share	26,029,000	25,858,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings (Loss) Per Common Share	26,201,000	25,858,000

Cover-All Technologies Inc. and Subsidiaries

Consolidated Balance Sheet

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 309,824	$ 1,353,892
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	3,914,576	2,365,750
Prepaid Expenses	858,696	528,398
Deferred Tax Asset	910,998	910,998
Total Current Assets	5,994,094	5,159,038
Property and Equipment – Net	879,357	922,881
Goodwill	1,039,115	1,039,114
Capitalized Software (Less Accumulated Amortization of $18,750,855 and $17,658,748 Respectively)	10,134,264	10,441,992
Customer Lists/Relationships (Less Accumulated Amortization of $293,593 and $260,093, Respectively)	108,407	141,907
Deferred Tax Asset	2,614,430	2,614,430
Deferred Financing Costs (Net Amortization of $14,616 and $7,870, Respectively)	77,667	84,413
Other Assets	255,110	362,806
Total Assets	$ 21,102,444	$ 20,766,581

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$ 1,185,749	$ 1,681,007
Accrued Expenses	1,260,147	1,390,533
Accrued Income Taxes	16,159	—
Deferred Charges	208,636	83,455
Current Portion of Capital Lease	111,049	109,878
Unearned Revenue	2,387,574	2,426,810
Total Current Liabilities	5,169,314	5,691,683
Long-Term Liabilities:
Long-Term Debt	1,501,267	1,457,945
Long-Term Portion of Capital Lease	439,573	476,664
Total Liabilities	7,110,154	7,626,292
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 26,028,606 and 25,936,106 Shares Issued and Outstanding in 2013 and 2012, Respectively	260,286	259,361
Additional Paid-In Capital	32,149,659	32,003,909
Accumulated Deficit	(18,417,655)	(19,122,981)
Total Stockholders’ Equity	13,992,290	13,140,289
Total Liabilities and Stockholders’ Equity	$ 21,102,444	$ 20,766,581

Cover-All Technologies Inc. and Subsidiaries

EBITDA Reconciliation to U.S. GAAP Net Income

(unaudited)

	Three months ended March 31,
	2013	2012

Net (Loss) Income	$ 705,326	$ (1,461,395)

Interest (Income) Expense, Net	92,511	(32)
Income Tax Expense	4,666	––
Depreciation	61,838	39,860
Amortization	1,132,353	793,103

EBITDA	$ 1,996,694	$ (628,464)

EBITDA per Common Share:
Basic	$ 0.08	$ (0.02)
Diluted	$ 0.08	$ (0.02)